Page 1 of 13


                             SECURITIES AND EXCHANGE COMMISSION
                                   Washington, D.C. 20549

                                        Schedule 13G
                                       (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                           (Amendment No. _________)*


                              ChinaEdu Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Ordinary Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    16945L107
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ] Rule 13d-1(b)

      [ ] Rule 13d-1(c)

      [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)



                               Page 1 of 13 Pages

----------------------------------------             ---------------------------
CUSIP NO. 16945L107                         13 G                    Page 2 of 13
----------------------------------------             ---------------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Tiger Global Private Investment Partners II, L.P. ("Tiger PIP II")
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                             (a)   [ ] (b)   [X]
--------------------------------------------------------------------------------

3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands
--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER
       NUMBER OF
                               10,124,757** shares, except that Tiger Global
         SHARES                PIP Performance II, L.L.C. ("Tiger Performance
                               II"), the general partner of Tiger PIP II, and
      BENEFICIALLY             Tiger Global Management, LLC ("Tiger
                               Management"), the investment manager of Tiger
     OWNED BY EACH             PIP II, may be deemed to have sole voting power
                               with respect to such shares, and Charles P.
       REPORTING               Coleman III ("Coleman"), the managing member of
                               each of Tiger Performance II and Tiger
         PERSON                Management, may be deemed to have sole voting
                               power with respect to such shares.
          WITH           -------------------------------------------------------
                         6     SHARED VOTING POWER

                               See response to row 5.
                         -------------------------------------------------------
                         7     SOLE DISPOSITIVE POWER

                               10,124,757** shares, except that Tiger
                               Performance II, the general partner of Tiger PIP
                               II, and Tiger Management, the investment manager
                               of Tiger PIP II, may be deemed to have sole
                               dispositive power with respect to such shares,
                               and Coleman, the managing member of each of Tiger
                               Performance II and Tiger Management, may be
                               deemed to have sole dispositive power with
                               respect to such shares.
                         -------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER

                               See response to row 7.
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                             10,124,757
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                            [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                           16.8%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                                                                              PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

** Includes warrant held by Tiger PIP II that is exercisable within 60 days of the date hereof for 1,766,873 ordinary shares of the issuer.

----------------------------------------             ---------------------------
CUSIP NO. 16945L107                         13 G                    Page 3 of 13
----------------------------------------             ---------------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Tiger Global PIP Performance II, L.L.C. ("Tiger Performance II")
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a)   [  ] (b)   [X]
--------------------------------------------------------------------------------

3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                         5   SOLE VOTING POWER
       NUMBER OF
                             10,124,757** shares, all of which are directly
         SHARES              owned by Tiger PIP II.  Tiger Performance II is
                             the general partner of Tiger PIP II and may be
      BENEFICIALLY           deemed to have sole voting power with respect to
                             such shares, and Coleman, the managing member of
     OWNED BY EACH           Tiger Performance II, may be deemed to have sole
                             voting power with respect to such shares.
       REPORTING         -------------------------------------------------------
                         6   SHARED VOTING POWER
         PERSON
                             See response to row 5.
          WITH           -------------------------------------------------------
                         7   SOLE DISPOSITIVE POWER

                             10,124,757** shares, all of which are directly
                             owned by Tiger PIP II. Tiger Performance II is the
                             general partner of Tiger PIP II and may be deemed
                             to have sole dispositive power with respect to such
                             shares, and Coleman, the managing member of Tiger
                             Performance II, may be deemed to have sole
                             dispositive power with respect to such shares.
                         -------------------------------------------------------
                         8   SHARED DISPOSITIVE POWER

                             See response to row 7.
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                              10,124,757
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                            [  ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                           16.8%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

                                                                              OO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

** Includes warrant held by Tiger PIP II that is exercisable within 60 days of the date hereof for 1,766,873 ordinary shares of the issuer.

----------------------------------------             ---------------------------
CUSIP NO. 16945L107                         13 G                    Page 4 of 13
----------------------------------------             ---------------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Tiger Global II, L.P. ("Tiger Global II")
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a)   [  ] (b)   [X]
--------------------------------------------------------------------------------

3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                         5   SOLE VOTING POWER
       NUMBER OF
                             8,177** shares, except that each of Tiger Global
         SHARES              Performance, LLC ("Tiger Global Performance"), the
                             general partner of Tiger Global II, and Tiger
      BENEFICIALLY           Management, the investment manager of Tiger Global
                             II, may be deemed to have sole voting power with
     OWNED BY EACH           respect to such shares, and Coleman, the managing
                             member of each of Tiger Global Performance and
       REPORTING             Tiger Management, may be deemed to have sole voting
                             power with respect to such shares.
         PERSON          -------------------------------------------------------
                         6   SHARED VOTING POWER
          WITH
                             See response to row 5.
                         -------------------------------------------------------
                         7   SOLE DISPOSITIVE POWER

                             8,177** shares, except that each of Tiger Global
                             Performance, the general partner of Tiger Global
                             II, and Tiger Management, the investment manager of
                             Tiger Global II, may be deemed to have sole
                             dispositive power with respect to such shares, and
                             Coleman, the managing member of each of Tiger
                             Global Performance and Tiger Management, may be
                             deemed to have sole dispositive power with respect
                             to such shares.
                         -------------------------------------------------------
                         8   SHARED DISPOSITIVE POWER

                             See response to row 7.
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                                   8,177
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                            [  ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                            0.0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

                                                                              PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

** Includes warrant held by Tiger Global II that is exercisable within 60 days of the date hereof for 1,427 ordinary shares of the issuer.

----------------------------------------             ---------------------------
CUSIP NO. 16945L107                         13 G                    Page 5 of 13
----------------------------------------             ---------------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Tiger Global Performance, LLC ("Tiger Global Performance")
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a)   [  ] (b)   [X]
--------------------------------------------------------------------------------

3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER
       NUMBER OF
                               8,177** shares, all of which are directly owned
         SHARES                by Tiger Global II.  Tiger Global Performance is
                               the general partner of Tiger Global II and may
      BENEFICIALLY             be deemed to have sole voting power with respect
                               to such shares, Tiger Management is the
     OWNED BY EACH             investment manager of Tiger Global II and may be
                               deemed to have sole voting power with respect to
       REPORTING               such shares and Coleman, the managing member of
                               each of Tiger Global Performance and Tiger
         PERSON                Management, may be deemed to have sole voting
                               power with respect to such shares.
          WITH           -------------------------------------------------------
                         6     SHARED VOTING POWER

                               See response to row 5.
                         -------------------------------------------------------
                         7     SOLE DISPOSITIVE POWER

                               8,177** shares, all of which are directly owned
                               by Tiger Global II. Tiger Global Performance is
                               the general partner of Tiger Global II and may be
                               deemed to have sole dispositive power with
                               respect to such shares, Tiger Management is the
                               investment manager of Tiger Global II and may be
                               deemed to have sole dispositive power with
                               respect to such shares and Coleman, the managing
                               member of each of Tiger Global Performance and
                               Tiger Management, may be deemed to have sole
                               dispositive power with respect to such shares.
                         -------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER

                               See response to row 7.
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                                   8,177
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9
        EXCLUDES CERTAIN SHARES*                                            [  ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                            0.0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

                                                                              OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

** Includes warrant held by Tiger Global II that is exercisable within 60 days of the date hereof for 1,427 ordinary shares of the issuer.

----------------------------------------             ---------------------------
CUSIP NO. 16945L107                         13 G                    Page 6 of 13
----------------------------------------             ---------------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Tiger Global Management, LLC ("Tiger Management")
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a)   [  ] (b)   [X]
--------------------------------------------------------------------------------

3       SEC USE ONLY

--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
--------------------------------------------------------------------------------
                         5   SOLE VOTING POWER
       NUMBER OF
                             10,132,934** shares, of which 10,124,757 are
         SHARES              directly owned by Tiger PIP II and 8,177 are
                             directly owned by Tiger Global II.  Tiger
      BENEFICIALLY           Management is the investment manager of each of
                             Tiger PIP II and Tiger Global II and may be deemed
     OWNED BY EACH           to have sole voting power with respect to such
                             shares, Tiger Global Performance is the general
       REPORTING             partner of Tiger Global II and may be deemed to
                             have sole voting power with respect to such shares
         PERSON              and Coleman, the managing member of Tiger
                             Management, may be deemed to have sole voting
          WITH               power with respect to such shares.
                         -------------------------------------------------------
                         6   SHARED VOTING POWER

                             See response to row 5.
                         -------------------------------------------------------
                         7   SOLE DISPOSITIVE POWER

                             10,132,934** shares, of which 10,124,757 are
                             directly owned by Tiger PIP II and 8,177 are
                             directly owned by Tiger Global II. Tiger Management
                             is the investment manager of each of Tiger PIP II
                             and Tiger Global II and may be deemed to have sole
                             dispositive power with respect to such shares,
                             Tiger Global Performance is the general partner of
                             Tiger Global II and may be deemed to have sole
                             dispositive power with respect to such shares and
                             Coleman, the managing member of Tiger Management,
                             may be deemed to have sole dispositive power with
                             respect to such shares.
                         -------------------------------------------------------
                         8   SHARED DISPOSITIVE POWER

                             See response to row 7.
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                              10,132,934
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                            [  ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                           16.8%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                                                                              OO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

**Includes (i) warrant held by Tiger PIP II that is exercisable within 60 days of the date hereof for 1,766,873 ordinary shares of the issuer, and (ii) warrant held by Tiger Global II that is exercisable within 60 days of the date hereof for 1,427 ordinary shares of the issuer.

----------------------------------------             ---------------------------
CUSIP NO. 16945L107                         13 G                    Page 7 of 13
----------------------------------------             ---------------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Charles P. Coleman III ("Coleman")
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                             (a)   [ ] (b)   [X]
--------------------------------------------------------------------------------

3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S. Citizen
--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER
       NUMBER OF
                               10,132,934** shares, of which 10,124,757 are
         SHARES                directly owned by Tiger PIP II and 8,177 are
                               directly owned by Tiger Global II.  Coleman is
      BENEFICIALLY             the managing member of each of Tiger Performance
                               II (the general partner of Tiger PIP II), Tiger
     OWNED BY EACH             Global Performance (the general partner of Tiger
                               Global II) and Tiger Management (the investment
       REPORTING               manager of each of Tiger PIP II and Tiger Global
                               II) and may be deemed to have sole voting power
         PERSON                with respect to such shares.
                         -------------------------------------------------------
          WITH           6     SHARED VOTING POWER

                               See response to row 5.
                         -------------------------------------------------------
                         7     SOLE DISPOSITIVE POWER

                               10,132,934** shares, of which 10,124,757 are
                               directly owned by Tiger PIP II and 8,177 are
                               directly owned by Tiger Global II. Coleman is the
                               managing member of each of Tiger Performance II
                               (the general partner of Tiger PIP II), Tiger
                               Global Performance (the general partner of Tiger
                               Global II) and Tiger Management (the investment
                               manager of each of Tiger PIP II and Tiger Global
                               II) and may be deemed to have sole dispositive
                               power with respect to such shares.
                         -------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER

                               See response to row 7.
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                              10,132,934
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                            [  ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                           16.8%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

                                                                              IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

**Includes (i) warrant held by Tiger PIP II that is exercisable within 60 days of the date hereof for 1,766,873 ordinary shares of the issuer, and (ii) warrant held by Tiger Global II that is exercisable within 60 days of the date hereof for 1,427 ordinary shares of the issuer.

----------------------------------------             ---------------------------
CUSIP NO. 16945L107                         13 G                    Page 8 of 13
----------------------------------------             ---------------------------


ITEM 1(A).  NAME OF ISSUER
            --------------

            ChinaEdu Corporation

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            -----------------------------------------------

            12/F Capital Times Square, No.88 Xichangan Street
            Beijing 100031
            People's Republic of China

ITEM 2(A).  NAME OF PERSONS FILING
            ----------------------

            This Statement is filed by Tiger Global Private Investment Partners II, L.P., a Cayman Islands limited partnership ("Tiger PIP II"), Tiger Global PIP Performance II, L.L.C., a Delaware limited liability company ("Tiger Performance II"), Tiger Global II, L.P., a Delaware limited partnership ("Tiger Global II"), Tiger Global Performance, LLC, a Delaware limited liability company ("Tiger Global Performance"), Tiger Global Management, LLC, a Delaware limited liability company ("Tiger Management"), and Charles P. Coleman III ("Coleman"), a US Citizen. The foregoing entities and individual are collectively referred to as the "Reporting Persons."

            Tiger Performance II, the general partner of Tiger PIP II, and Tiger Management, the investment manager of Tiger PIP II, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Tiger PIP II. Tiger Global Performance, the general partner of Tiger Global II, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Tiger Global II. Tiger Management, the investment manager of each of Tiger PIP II and Tiger Global II, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Tiger PIP II and Tiger Global II. Coleman is the managing member of Tiger Performance II, Tiger Global Performance and Tiger Management and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Tiger PIP II and Tiger Global II.

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE
            ------------------------------------

            The address for each of the Reporting Persons is:

            Tiger Global Management, LLC
            101 Park Avenue, 48th Floor
            New York, NY 10178 USA

ITEM 2(C)   CITIZENSHIP
            -----------

            Tiger PIP II is a Cayman Islands limited partnership. Tiger Global II is a Delaware limited partnership. Tiger Performance II, Tiger Global Performance and Tiger Management are Delaware limited liability companies. Coleman is a United States citizen.

ITEM 2(D) AND (E).      TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER
                        ---------------------------------------------

            Ordinary Shares
            CUSIP # 16945L107

ITEM 3.     NOT APPLICABLE.
            --------------

ITEM 4.     OWNERSHIP
            ---------

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
            Item 1.

----------------------------------------             ---------------------------
CUSIP NO. 16945L107                         13 G                    Page 9 of 13
----------------------------------------             ---------------------------


                       (a) AMOUNT BENEFICIALLY OWNED:

                           See Row 9 of cover page for each Reporting Person.

                       (b) PERCENT OF CLASS:

                           See Row 11 of cover page for each Reporting Person.

                       (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                                (i) SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                                    See Row 5 of cover page for each Reporting
                                    Person.

                               (ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                                    See Row 6 of cover page for each Reporting
                                    Person.

                              (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE
                                    DISPOSITION OF:

                                    See Row 7 of cover page for each Reporting
                                    Person.

                               (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE
                                    DISPOSITION OF:

                                    See Row 8 of cover page for each Reporting
                                    Person.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
            --------------------------------------------

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
            ---------------------------------------------------------------

            Under certain circumstances set forth in the limited partnership agreements of Tiger PIP II and Tiger Global II, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
            ------------------------------------------------------------------

            Not applicable.


ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
            ---------------------------------------------------------

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.
            ------------------------------

            Not applicable.

ITEM 10.    CERTIFICATION.
            -------------

            Not applicable.

                                         SIGNATURES


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 12, 2008


Tiger Global Private Investment Partners II, L.P.   /S/ CHARLES P. COLEMAN III
By Tiger Global PIP Performance II, L.L.C.          ----------------------------
Its General Partner                                 Signature

                                                    Charles P. Coleman III
                                                    Managing Member


Tiger Global PIP Performance II, L.L.C.             /S/ CHARLES P. COLEMAN III
                                                    ----------------------------
                                                    Signature

                                                    Charles P. Coleman III
                                                    Managing Member


Tiger Global II, L.P.                               /S/ CHARLES P. COLEMAN III
By Tiger Global Performance, LLC                    ----------------------------
Its General Partner                                 Signature

                                                    Charles P. Coleman III
                                                    Managing Member


Tiger Global Performance, LLC                       /S/ CHARLES P. COLEMAN III
                                                    ----------------------------
                                                    Signature

                                                    Charles P. Coleman III
                                                    Managing Member


Tiger Global Management, LLC                        /S/ CHARLES P. COLEMAN III
                                                    ----------------------------
                                                    Signature

                                                    Charles P. Coleman III
                                                    Managing Member


Charles P. Coleman III                              /S/ CHARLES P. COLEMAN III
                                                    ----------------------------
                                                    Signature

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                       EXHIBIT INDEX


                                                                     Found on
                                                                   Sequentially
EXHIBIT                                                            Numbered Page
-------

Exhibit A:  Agreement of Joint Filing                                   13

                                                                      Exhibit A


                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING


      The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Ordinary Shares of ChinaEdu Corporation shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.


Date: February 12, 2008


Tiger Global Private Investment Partners II, L.P.   /S/ CHARLES  P. COLEMAN III
By Tiger Global PIP Performance II, L.L.C.          ----------------------------
Its General Partner                                 Signature

                                                    Charles P. Coleman III
                                                    Managing Member


Tiger Global PIP Performance II, L.L.C.             /S/ CHARLES P. COLEMAN III
                                                    ----------------------------
                                                    Signature

                                                    Charles P. Coleman III
                                                    Managing Member


Tiger Global II, L.P.                               /S/ CHARLES P. COLEMAN III
By Tiger Global Performance, LLC                    ----------------------------
Its General Partner                                 Signature

                                                    Charles P. Coleman III
                                                    Managing Member


Tiger Global Performance, LLC                       /S/ CHARLES P. COLEMAN III
                                                    ----------------------------
                                                    Signature

                                                    Charles P. Coleman III
                                                    Managing Member


Tiger Global Management, LLC                        /S/ CHARLES P. COLEMAN III
                                                    ----------------------------
                                                    Signature

                                                    Charles P. Coleman III
                                                    Managing Member


Charles P. Coleman III                              /S/ CHARLES P. COLEMAN III
                                                    ----------------------------
                                                    Signature